EXHIBIT 10.105

                             FELDHAKE ROQUEMORE LLP
                                ATTORNEYS AT LAW
                                 [ LETTERHEAD ]


                                January 12, 2005



PRIVILEGED AND CONFIDENTIAL
[By Email - Original Regular Mail]

Hienergy Technologies, Inc.
c/o Bogdan C. Maglich, Ph.D.
1601 Alton Parkway, Unit B
Irvine, CA  92606

Bogdan C. Maglich, Ph.D.
1601 Alton Parkway, Unit B
Irvine, CA  92606

         Re:  Retention Agreement
              Chris Stayman, et al. v. Hienergy Technologies, Inc., et al.
              Case No. SACV04-1226 GLT (JTLx) - USDC/Central -Southern Division

Gentlemen:

         We appreciated the opportunity to meet with Bill and Ken on Friday, January 7, relative to the captioned suit against Hienergy Technologies, Inc. ("HIET") and our Firm's engagement as defense counsel. The purpose of this correspondence is to memorialize the terms of our Firm's engagement, and to serve as a formal written attorney-client fee contract ("Retention Agreement") between HIET and Bogdan C. Maglich, Ph.D. ("Client" or "you"), and the law offices of Feldhake ? Roquemore LLP, a California limited liability partnership (the "Firm"). We are pleased to be afforded the opportunity to represent Dr. Maglich and HIET's interests, and we look forward to working with you, Bill and Ken on this matter and hopefully on future engagements as well.

FELDHAKE ROQUEMORE LLP                               Hienergy Technologies, Inc.
    ATTORNEYS AT LAW                                    Bogdan C. Maglich, Ph.D.
                          Chris Stayman, et al. v. Hienergy Technologies, et al.
                                                                January 12, 2005
                                                                         Page  2



                              CONTRACTUAL AGREEMENT

         Section 6148 of the California Business and Professions Code requires attorneys to have written fee agreements with their clients under most circumstances. While in letter form, this document is designed to serve as a formal agreement. Please review all provisions carefully, including the appended Additional Terms and Conditions (which are adopted and incorporated by reference as part of this Retention Agreement), as they are intended to be contractual and create mutual obligations. You should inquire of us or consult with separate counsel regarding the terms, your rights and obligations, and any other matters pertaining to our engagement or to entry into this Retention Agreement. In executing this Retention Agreement, you are signifying that you understand the provisions and agree to be bound by the terms recited.

                                SCOPE OF SERVICES

         We have been engaged to represent the interests of HIET, a corporation, and Dr. Maglich, an individual, as Defendants in a matter titled Chris Stayman, et al. v. Hienergy Technologies, Inc., et al., Case No. SACV04-1226 GLT (JTLx) (the "Litigation"). Should the scope of this engagement change, that will be reflected in a further letter expressly noting an intention to modify this Retention Agreement or, if necessary, through a formal written Amendment. To the extent appropriate based upon inquiries and the further services contemplated, confirming letters may also issue from the Firm to you to memorialize specific tasks which you request be undertaken pursuant to this Retention Agreement. The Firm shall provide those legal services reasonably required to satisfy the specific engagement, and shall take reasonable steps to keep you informed and to respond to all inquiries. You, in turn, will cooperate with the Firm on the engagement, making such disclosures and documents available as required, keeping the Firm informed of all developments and material matters (including current address and contact information), and otherwise complying with all terms of this Retention Agreement.

                                   LEGAL FEES

         The compensation which the Firm shall receive for the representation of your interests has been structured on an hourly basis, and you agree to pay the Firm the sums billed monthly for time spent in providing services, including reasonable travel time. It is presently anticipated that Robert Feldhake, assisted by a junior associate as needed, will be principally involved in providing the requested legal services. The Firm shall charge $400.00 for time expended by Robert Feldhake, $365.00 per hour for time expended by other partners, $290.00 per hour for time expended by associates, $150.00 per hour for time expended by paralegal personnel, and $35.00 per hour for time expended by non-attorney and non-paralegal staff on tasks beyond the scope of their normal duties but necessary for your representation.

FELDHAKE ROQUEMORE LLP                               Hienergy Technologies, Inc.
    ATTORNEYS AT LAW                                    Bogdan C. Maglich, Ph.D.
                          Chris Stayman, et al. v. Hienergy Technologies, et al.
                                                                January 12, 2005
                                                                         Page  3

                                    RETAINER

         The Firm will require a $5,000 retainer against anticipated costs, which funds will be held in an attorney trust account.

                               COSTS AND EXPENSES

         You agree to reimburse the Firm for all reasonable costs and expenses as they are incurred in the rendition of legal services. These include, but are not limited to, fees fixed by law, telephone calls, messenger and other delivery fees, postage, facsimile (at $1.00/page) and photocopying (at $.25/page) expenses, investigation expenses, filing costs, consultants' fees, travel and lodging-related costs, reporters' fees, process servers' fees, expert witness fees, and similar items. You authorize the Firm to incur all reasonable costs necessary in the Firm's judgment. However, any single cost or expense obligation in excess of $500.00 must be communicated and separately approved by you, absent unusual circumstances requiring an immediate expenditure.

                         MONTHLY FEE AND COST STATEMENTS

         The Firm will furnish you with monthly statements for fees and costs incurred in the representation. The monthly statements will itemize the date of service, the specific matter in which the service was provided, and provide a description of the services rendered and the time expended (broken down into six-minute increments). All costs, both internal and external, will be itemized on the monthly statements to reflect those charges by category, amounts and dates incurred or paid. You agree to pay the Firm's fees and costs on receipt of the monthly statement. The Firm will, on overdue account balances, charge interest at ten percent (10%) per annum on any unpaid balance. You also agree and shall notify the Firm in writing if you dispute any entry for legal services or costs on any statement. If you fail to do so within twenty (20) days of the date of the statement, all such entries shall be deemed acknowledged as correct as between you and the Firm and any later ability to protest billing entries is waived. You shall also have the right to request a current bill at any time covering the Firm's fees and costs to date, and the Firm shall provide such a bill within ten (10) calendar days of the request.

FELDHAKE ROQUEMORE LLP                               Hienergy Technologies, Inc.
    ATTORNEYS AT LAW                                    Bogdan C. Maglich, Ph.D.
                          Chris Stayman, et al. v. Hienergy Technologies, et al.
                                                                January 12, 2005
                                                                         Page  4

                            STOCK LIQUIDATION PROGRAM

         HIET has advised us of its ability to immediately register free trading shares pursuant to a Form S-8 filing for the purpose of establishing a payment device for contemplated legal services on behalf of the corporation. In turn, to avoid any claim of access to, or selling based upon insider information which may be acquired as a consequence of our engagement, it has been agreed that an orderly schedule for retirement of the fee and cost statements will be established through self-liquidating provisions of a stock conveyance. In specific, it is agreed that the company will allocate shares for legal fees and costs. The shares will be free trading and capable of immediate liquidation at the then-existing market price. Shares will be liquidated within ten (10) days of receipt of an interim statement for services rendered in quantity sufficient to satisfy the outstanding fees and costs regardless of the trading price. Should the share number be required to be increased, HIET shall do so promptly in order to assure that a stock-based liquidation program for the timely retirement of statements for services rendered remains on schedule. HIET shall have the right at any time to satisfy accounts through cash payments within ten
(10) days of receipt of the statements in lieu of through liquidation of free trading stock.

                              ARBITRATION OF CLAIMS

         If a dispute between you and the Firm arises over fees charged for services, the controversy will be submitted to Binding Arbitration in accordance with the rules of the California State Bar Fee Arbitration Program, as set forth in California Business and Professions Code sections 6200 through 6206. Should a dispute arise between you and the Firm over any aspect of the attorney-client relationship other than the fees charged, including, without limitation, a claim for breach of professional duty, all disputes will also be resolved by Binding Arbitration. It is understood that any dispute as to any alleged breach of professional duty (that is, as to whether any legal services rendered under this agreement were allegedly unnecessary, unauthorized, omitted entirely, or were improperly, negligently or incompetently rendered) will be determined by submission to Binding Arbitration under California law, and not by a lawsuit or resort to Court process except as California law provides for judicial review of Arbitration proceedings. The Arbitrator or Arbitration Panel shall have the authority to award to the prevailing party attorneys' fees, costs and interest incurred. Any Arbitration Award may be served by mail upon either side and personal service shall not be required. BOTH PARTIES TO THIS AGREEMENT, BY ENTERING INTO IT, ARE GIVING UP THEIR CONSTITUTIONAL RIGHT TO HAVE ANY SUCH DISPUTE DECIDED IN A COURT OF LAW BEFORE A JURY, AND INSTEAD ARE ACCEPTING THE USE OF ARBITRATION.


FIRM INITIALS: /S/                                        HIET INITIALS:  /S/
                                                   DR. MAGLICH INITIALS:  /S/

FELDHAKE ROQUEMORE LLP                               Hienergy Technologies, Inc.
    ATTORNEYS AT LAW                                    Bogdan C. Maglich, Ph.D.
                          Chris Stayman, et al. v. Hienergy Technologies, et al.
                                                                January 12, 2005
                                                                         Page  5

                                    INSURANCE

         The California Business & Professions Code requires us to inform you whether we maintain errors and omissions insurance coverage applicable to the services to be rendered to you. We confirm that the Firm does maintain such insurance coverage.

                                 EFFECTIVE DATE

         This Retention Agreement will take effect on full execution and initialing, and the return to the Firm of a properly signed, executed and initialed copy of this Retention Agreement, and will be retroactive to January 7, 2005, when the Firm first undertook services on your behalf.

                               * * * * * * * * * *

         I have executed this letter, serving as a formal Retention Agreement, on behalf of Feldhake ? Roquemore LLP. Please signify your acknowledgment and understanding of the terms presented, and of your having freely and voluntarily entered into the contemplated retention, by dating and signing the original, initialing each page of the incorporated Additional Terms and Conditions, and returning the signed and initialed original to our office.

                                               Yours very truly,

                                               /s/  Robert J. Feldhake
                                               ---------------------------------
                                               Robert J. Feldhake

RJF:csh


REVIEWED AND APPROVED:
---------------------

                                               HIENERGY TECHNOLOGIES, INC.


Dated:   1/12/05                               By:      /s/  B. Maglich
                                                  ------------------------------
                                                          [Signature]
                                               Name:  B. Maglich (print)
                                               Title: CEO

                                               BOGDAN C. MAGLICH, Ph.D.


Dated:   1/12/05                               By:     /s/  B. Maglich
                                                  ------------------------------
                                                          [Signature]

                         ADDITIONAL TERMS AND CONDITIONS


                           EFFECTIVE DATE OF AGREEMENT

This Retention Agreement will not take effect, and the Firm will have no obligation to provide (or to continue to provide) legal services, until we have received back from you a fully signed and initialed original (subject to the Firm being entitled and reserving the right to seek compensation for the reasonable value of the services provided in expectation and anticipation of your execution of the Retention Agreement) and, if required, until you have provided the retainer for legal services. Should this Retention Agreement not be signed and returned to the Firm within ten (10) calendar days following the date of transmittal to you, this Retention Agreement will be deemed withdrawn and the subsequent execution will be of no force and effect (unless the delayed execution and return is waived in writing by the Firm).

                   LEGAL FEES - BILLING, RATES AND ADJUSTMENTS

The Firm bills only for actual work. We employ a computer-based recordation and invoicing system for all attorneys, paralegal and dedicated staff. The Firm has no "minimums" to be billed to Client for certain tasks. The Firm reserves the right, in its discretion, to utilize whichever attorneys and staff it deems best suited to the tasks required, consistent with the competent and efficient rendering of legal services. Rates for additional associates and staff who may assist in this matter will vary depending upon the experience and background of the individual attorneys and legal assistants. Hourly rates are also reviewed and, when appropriate, adjusted to reflect increases in seniority and experience, as well as inflationary factors. The Firm has an internal policy of not raising its rates in a specific matter until that matter is complete, but on an annual basis rates may be modified based upon unusual or unanticipated circumstances, or a more extended or protracted engagement than originally contemplated. Increases are ordinarily made on an annual basis, effective as of the beginning of each calendar year, although increases may occur at other times (notice of which will be forwarded to you).

                      NON-PAYMENT AND ATTORNEY FEE RECOVERY

The Firm depends upon its clients to satisfy legal fees and costs in accordance with the provisions of the Retention Agreement. In the event you should fail to do so, it may be necessary for the Firm to institute arbitration, litigation or other proceedings in order to obtain compensation for services rendered. In any action to enforce or interpret this Retention Agreement or in any proceeding relating to the Firm's legal services in which the Firm elects to appear as its own attorneys and without engaging outside counsel, it is understood and agreed that the Firm shall be entitled to recover, and in addition to such other amounts as may be due and owing from you to the Firm for services rendered, a further sum reflecting the time expended by the Firm and the costs incurred in connection with pursuing the Firm's rights. In addition, to the extent attorney or staff time is incurred following up on payment(s) not timely made under this Retention Agreement, that time and expense will also be billed and be due and owing at the same rates recited.

                                 FORUM SELECTION

In the event of any dispute between you and the Firm regarding the interpretation of this Retention Agreement, the Firm's services, or the performance of your duties and responsibilities, such dispute(s) may involve arbitration proceedings as well as possible litigation between the parties. It is understood by you that the Firm, in accepting and undertaking this engagement, will be doing so on your behalf and working out of the Orange County office, where legal work will primarily be done, responsible attorneys assigned, communications with you undertaken, and all records maintained. In the event Fee Arbitration proceedings are appropriate pursuant to statue or practice guidelines, such proceedings are agreed between you and the Firm to occur before the Orange County Bar Association ("OCBA") as an exclusive forum selection. You and the Firm have also separately agreed to Binding Arbitration as to any disputes between you and the Firm, and Orange County will be the exclusive forum


                                       8
                                                          FIRM INITIALS:   /S/
                                                       HIET INITIALS:      /S/
                                                  DR. MAGLICH INITIALS:    /S/
for the resolution of any dispute. To the extent judicial action is required to compel arbitration, to confirm an award in arbitration, or to enforce the Retention Agreement or pursue recoveries in arbitration, the exclusive forum for such proceedings shall be the Superior Court for the County of Orange, State of California. The Firm and you agree to these forum selections as appropriate in light of the nature of the engagement and the location of the services to be provided. To the extent you and the Firm agree to an alternate forum, such agreement must be in writing and signed by representatives of both parties, with each being free to give or withhold consent in his, her or its sole discretion.

                            DISCHARGE AND WITHDRAWAL

You may discharge the Firm at any time, without cause, and the Firm may withdraw on thirty (30) days notice, without cause. The Firm may, for cause, seek to immediately terminate this engagement and, if needed, take steps to promptly withdraw as your counsel. Possible factors which may result in our withdrawal include (but are not limited to) any breach of this Retention Agreement, refusal to cooperate with the Firm or to follow the Firm's advice on any material matter, failure to communicate, or any other fact or circumstance which renders continued representation unlawful, unethical, infeasible, or adverse to your best interests or potentially so. In the event that the Firm deems it necessary to withdraw from Client's representation, you agree to execute all documents necessary to effectuate the withdrawal.

                             CONCLUSION OF SERVICES

When the Firm concludes all the requested services, all unpaid charges shall become immediately due and payable. Upon your written request, the Firm will deliver to you its files along with any property or deposits in the Firm's possession. The Firm reserves the right to make copies of all documents necessary for office record-keeping purposes, and you agree to maintain the transferred files in good condition and, on request, to allow the Firm access to all transferred files in the event of a reasonable future need for access to the files and records.

                             DISCLAIMER OF GUARANTEE

Nothing in this Retention Agreement, and nothing in the Firm's statements to you will or should be construed as a promise or guarantee as to the outcome of any representation. The Firm, directly and through any individual attorney, makes no promises or guarantees regarding the outcome of the representation. The outcome of any engagement cannot be accurately predicted, and any engagement in an adversarial system is dependent upon a number of factors which precludes any assurance as to the outcome and, in most cases, precludes percentage analyses or reliable predictions of the probability of success or failure. Any comments about the possible and probable outcome of the contemplated representation are, and should be treated, as only the Firm's expressions of opinion and intended effort on your behalf, as there is never a guaranteed result in any contested matter. Furthermore, the Firm cannot make any guarantee as to the amount which you will incur for attorneys' fees and costs in this matter, as those figures will wholly depend on the time and effort required to be devoted to the matter. The ultimate fees and costs that you will incur is dependent on numerous factors, including the complexity of the issues as they develop, the extent and nature of discovery required, and the approach the opposition takes to the case. In addition, even the best estimates of anticipated legal fees and costs can be impacted by the actions of other parties and their counsel, regulatory or legal requirements, or the directives of a court or other judicial body. It is, therefore, important that you understand that, if at any time the Firm gives estimates as to costs or attorneys' fees anticipated, they are nothing more than that, merely estimates. The factors mentioned above may cause the actual fees and costs to vary substantially from any estimate given to you by the Firm.

                                       9
                                                          FIRM INITIALS:   /S/
                                                       HIET INITIALS:      /S/
                                                  DR. MAGLICH INITIALS:    /S/

                             FUTURE WORK AND CLIENTS

It is understood and agreed that the Firm's representation of your interests in this matter is for the specific purpose set forth in the Scope of Services provision of this Retention Agreement, and you agree that the Firm may represent parties in the future on matters that may be adverse to you, so long as such future representation does not involve confidential information which the Firm obtained from its representation of your interests pursuant to this Retention Agreement.

                             FIRM - WITNESS FUNCTION

If personnel from the Firm are required to be witnesses, or requested by you to be witnesses in a future matter relating to the Firm's work or activities for you on this matter, you agree to and shall pay the Firm for the time and costs it expends in accordance with the provisions of this Retention Agreement.

                              PRESERVATION OF FILES

The Firm has no duty to preserve and/or store any files in this matter after its work on the matter is concluded. The Firm may store all or portions of the files for so long as it determines to be appropriate, and may forward to you or purge those portions of its files that it determines not to preserve.

                              NEGOTIATED AGREEMENT

Although this Retention Agreement represents a standard format employed by the Firm, you acknowledge that the retention as well as the material terms have been the subject of discussion and, as appropriate, negotiation before the final version of your particular Retention Agreement was prepared for signature. Accordingly, you and the Firm acknowledge that this Retention Agreement has been negotiated and entered into "at arms length" and without any duress, pressure or undue influence, and reflects a consensual relationship freely and voluntarily entered into on mutually agreeable terms.

                              INTEGRATED AGREEMENT

You and the Firm expressly acknowledge and understand that this Retention Agreement contains all terms of our agreement, and that there are no terms or provisions, representations or warranties, or other matters affecting the contemplated retention which are not a part of this document. You and the Firm further acknowledge, understand and agree that this Retention Agreement may be modified, changed, or superseded only by a subsequent writing signed by all parties to this Retention Agreement.


                                       10
                                                          FIRM INITIALS:   /S/
                                                       HIET INITIALS:      /S/
                                                  DR. MAGLICH INITIALS:    /S/